Exhibit 99.1

FOR IMMEDIATE RELEASE

MF Global Appoints New Independent Board Members

David P. Bolger and David Gelber Bring Additional Board Experience and Significant Global

Expertise in Financial Services and Risk Management

NEW YORK, February 1, 2010 – MF Global Holdings Ltd. (NYSE: MF), a leading intermediary offering customized solutions in global cash, derivatives and related markets, today announced the appointment of David P. Bolger and David Gelber to its Board of Directors, effective immediately.

“We are pleased to welcome David Bolger and David Gelber as key additions to the Board,” said Alison Carnwath, Chairman of the Board of Directors, MF Global. “Both bring deeply relevant, strategic leadership as well as technical expertise from within the financial industry. Their respective track records will bring unique insights and an independent perspective to MF Global’s business and stakeholders as we continue to enhance our position as a world leader in the cash and derivatives markets.”

Mr. Gelber will replace Lawrence Schloss as Chairman of the Compensation Committee. Mr. Schloss was recently appointed as Deputy Comptroller for Pensions and Chief Investment Officer for the City of New York and has stepped down from the Board, effective immediately, to dedicate his time to his new position.

“I would like to thank Larry for his service to the MF Global Board over the past two years, and for his leadership of the Compensation Committee. We wish him all the best in his new role and future endeavors,” Ms. Carnwath said.

Mr. Bolger, 52, was chief operating officer of Chicago 2016, a not-for-profit entity that sought to bring the 2016 Olympic and Paralympic Games to Chicago. From 2003 to 2008, he served as executive vice president and chief financial officer of Aon Corporation, the world’s largest insurance and reinsurance intermediary with operations in 140 countries. At Aon, Mr. Bolger led the company’s efforts in cost rationalization, improved operational discipline, and greater transparency in financial reporting.

Prior to joining Aon, Mr. Bolger served in various capacities with Bank One Corporation and its predecessors, including as president of American National Bank & Trust Company of Chicago and treasurer of First Chicago Corporation.

Mr. Bolger serves on the boards of the Chicago History Museum, Lincoln Park Zoo, Merit School of Music, World Sport Chicago and MB Financial Inc., all of which are based in Chicago.

Mr. Gelber, 62, was director and chief operating officer of ICAP plc, the world’s largest inter-dealer money broker, from 1994 until retirement in 2005. During his tenure, Mr. Gelber was instrumental in taking the company through two mergers, first with Exco plc then with Garban plc.

Prior to ICAP, Mr. Gelber held a variety of senior trading positions in the foreign exchange and derivatives businesses at Citibank NA, Chemical Bank and HSBC, where he also served as the chief operating officer of HSBC Global Markets from 1989 to 1994. During that time, he gained an in-depth knowledge of virtually all financial products ranging from traditional cash products to cutting-edge derivatives, both from the trading and risk management perspectives.

Mr. Gelber served on the board of directors at the International Swaps and Derivatives Association, Inc. from 1988 to 1994. Currently, he is a non-executive director of IPGL Ltd., and serves as a non-executive director with a number of IPGL’s investee companies. He also holds non-executive directorships with eSecLending, GlobeOp Financial Services SA and Altus Resource Capital plc. He is Chairman of Walker Crips Group plc.

ABOUT MF GLOBAL

MF Global Holdings Ltd. (NYSE: MF), is a leading intermediary offering customized solutions in global cash, derivatives and related markets. It provides execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base includes financial institutions, industrial groups, hedge funds and other asset managers as well as professional traders and private/retail clients. MF Global operates in 13 countries on more than 70 exchanges, providing access to some of the largest financial markets in the world and is the leader by volume on many of these markets. For more information, please visit www.mfglobal.com.

Contacts:
Media	Tiffany Galvin, 212-589-6280, tgalvin@mfglobal.com
Investors	Lisa Kampf, 212-589-6592, lkampf@mfglobal.com

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